Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Digital Realty Trust, Inc. of our report dated March 14, 2015, except with respect to the effects of the restatement described in Note 2 to the consolidated financial statements, which is as of July 10, 2015, relating to the financial statements of Telx Holdings Inc., which appears in the Current Report on Form 8-K of Digital Realty Trust, Inc. dated August 13, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 2, 2016